EXHIBIT 99.13

                                                                  NEWS RELEASE

FOR IMMEDIATE RELEASE               CONTACT   Robert W. Lougee, Jr.
June 25, 1998                                 Vice President, Investor Relations
                                              (508) 870-6771


                         ARCH PRICES RULE 144A OFFERING



Westborough, Massachusetts (June 25, 1998) - Arch Communications Group, Inc., the nation's second largest paging company, today announced that it has priced its previously announced Rule 144A note offering. In the offering, which is being made only to "qualified institutional buyers" under Rule 144A, a subsidiary of Arch, USA Mobile Communications, Inc. II (to be renamed Arch Communications, Inc.), is selling $130 million principal amount of 12 3/4% Senior Notes due 2007 at an initial price to investors of 98.049%.

Proceeds from the sale will be used to refinance existing indebtedness under credit facilities currently available to Arch Communications Enterprises, Inc.
(ACE) and USA Mobile Communications, Inc. II (USAM). The note offering is part of Arch's previously announced plan to strengthen its capital structure. Other elements of the plan, including a new $400 million bank credit facility and a private placement of $25 million of convertible preferred stock, are expected to be completed as part of the closing of the note offering, which is currently scheduled to close on June 29.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell any securities.

Arch Communications Group, Inc., Westborough, MA, is the second largest paging company in the United States based on operating cash flow. It provides narrowband wireless messaging services, principally paging, to more than four million subscribers nationwide through approximately 200 offices and
Company-owned stores. Additional information on Arch is available on the Internet at WWW.ARCH.COM.

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